                                                                    Exhibit 99.1

                            [TEXAS GENCO LETTERHEAD]

FOR IMMEDIATE RELEASE                                                Page 1 of 2
--------------------------------------------------------------------------------

                 TEXAS GENCO REPORTS FIRST QUARTER 2003 RESULTS
               IMPROVED CAPACITY AUCTIONS LEAD TO SMALLER NET LOSS

         HOUSTON - APRIL 24, 2003 - Texas Genco Holdings, Inc. (NYSE:TGN), an 81 percent owned subsidiary of CenterPoint Energy, Inc. (NYSE:CNP), today reported a net loss before cumulative effect of accounting change of $11 million, or $0.14 per diluted share for the quarter ended March 31, 2003, compared to a net loss of $35 million, or $0.43 per diluted share for the same period of 2002.

         Net income for the period was $88 million or $1.10 per diluted share compared to a net loss of $35 million, or $0.43 per diluted share for the same period in 2002. The first quarter of 2003 reflects the benefit from the cumulative effect of accounting change of $99 million, or $1.24 per diluted share, from the implementation of SFAS No. 143, "Accounting for Asset Retirement Obligations."

          The Texas electric market opened to retail competition on January 1, 2002. At that time, CenterPoint Energy's generation business, Texas Genco, became a separate reporting unit and began selling electricity in the Electric Reliability Council of Texas (ERCOT) at prices determined by the market. Thus, the first quarter of 2003 is the first time meaningful quarter to quarter comparisons can be made.

         "Wholesale electricity prices were much higher in early 2003 due to substantially higher natural gas prices. These higher prices led to increased capacity auction revenues in the first quarter, particularly for our solid fuel baseload products," said David Tees, president and chief executive officer of Texas Genco. "As a result, the first quarter loss in 2003 was much less than the same quarter last year. The first quarter is typically our lowest performing quarter due to seasonal revenue effects and the scheduling of planned maintenance on our generating units. In addition, the first quarter 2003 reflected a forced outage of STP Unit 2."

         The company owns a 30.8 percent interest in the South Texas Project Electric Generating Station (STP), a nuclear generating plant consisting of two 1,250 MW units. STP Unit 2 was taken out of service in December 2002 as a result of non-safety related mechanical failures and was returned to service on March 14, 2003. The added cost of replacement energy negatively impacted gross margin by approximately $23 million for the quarter and the outage was also a major contributor to a $10 million increase in operation and maintenance expense.

         "The higher electricity prices reflected in this quarter are continuing, and Texas Genco is benefiting through improved capacity auction revenues," said Gary L. Whitlock, executive vice president and chief financial officer of Texas Genco. "We're pleased with Texas Genco's progress. Taking into account continued high auction prices, together with the impact of unplanned plant outages, especially at our baseload






Texas Genco, a subsidiary of CenterPoint Energy, Inc., is not the same company as CenterPoint Energy, and you do not have to buy Texas Genco's products to continue to receive quality regulated services from CenterPoint Energy.

                            [TEXAS GENCO LETTERHEAD]

FOR IMMEDIATE RELEASE                                                Page 2 of 2
--------------------------------------------------------------------------------

facilities, we are maintaining our earnings guidance for 2003 of $1.10 to $1.30 per diluted share."

         The company paid its first quarterly dividend of $0.25 per share of common stock on March 20, 2003.

WEBCAST OF EARNINGS CONFERENCE CALL

         The management of Texas Genco will host an earnings conference call on Thursday April 24, 2003, at 9:00 a.m. Central time. Interested parties may listen to a live, audio broadcast of the conference call in the investor relations section of Texas Genco's web site, www.txgenco.com. A replay of the call can be accessed approximately two hours after the completion of the call, and will be archived on the web site for 14 days.

         Texas Genco Holdings, Inc., based in Houston, Texas, is one of the largest wholesale electric power generating companies in the United States with over 14,000 megawatts of generation capacity. It sells electric generation capacity, energy and ancillary services in one of the nation's largest power markets, the Electric Reliability Council of Texas (ERCOT). Texas Genco has one of the most diversified generation portfolios in Texas, using natural gas, coal, lignite, and uranium fuels. The company owns and operates 60 generating units at 11 electric power-generating facilities and owns a 30.8 percent interest in a nuclear generating plant. Texas Genco currently is a majority-owned subsidiary of CenterPoint Energy, Inc. For more information, visit our web site at www.txgenco.com.

         This news release includes forward-looking statements. Actual events and results may differ materially from those projected. Factors that could affect actual results include the timing and impact of future regulatory and legislative decisions, effects of competition, weather variations, changes in CenterPoint Energy's or Texas Genco's business plans, financial market conditions, the timing and extent of changes in commodity prices, particularly natural gas and other factors discussed in CenterPoint Energy's and Texas Genco's filings with the Securities and Exchange Commission.

                                    - # # # -



Texas Genco, a subsidiary of CenterPoint Energy, Inc., is not the same company as CenterPoint Energy, and you do not have to buy Texas Genco's products to continue to receive quality regulated services from CenterPoint Energy.

                           Texas Genco Holdings, Inc.
                      Statements of Consolidated Operations
                (Thousands of Dollars, Except Per Share Amounts)
                                   (Unaudited)


                                                               Quarter Ended March 31,
                                                               -----------------------
                                                                 2003          2002
                                                               ---------     ---------
Revenues:
  Energy revenues                                              $ 223,764     $ 240,482
  Capacity and other revenues                                    134,823        85,165
                                                               ---------     ---------
    Total                                                        358,587       325,647
                                                               ---------     ---------

Expenses:
  Fuel costs                                                     207,989       180,983
  Purchased power                                                 11,994        48,366
  Operation and maintenance                                      105,350        94,709
  Taxes other than income taxes                                   11,291        13,014
  Depreciation and amortization                                   39,079        40,331
                                                               ---------     ---------
    Total                                                        375,703       377,403
                                                               ---------     ---------
Operating Loss                                                   (17,116)      (51,756)

Other Income                                                         200             2
Interest Expense                                                   2,803         7,989
                                                               ---------     ---------


Loss Before Income Taxes                                         (19,719)      (59,743)

Income Tax Benefit                                                 8,837        25,049
                                                               ---------     ---------

Loss Before Cumulative Effect of Accounting Change               (10,882)      (34,694)

Cumulative Effect of Accounting Change, net of tax                98,910          --

                                                               ---------     ---------
Net Income (Loss) Attributable to Common Stockholders          $  88,028     $ (34,694)
                                                               =========     =========

Basic and Diluted Earnings Per Common Share
  Loss Before Cumulative Effect of Accounting Change           $   (0.14)    $   (0.43)
  Cumulative Effect of Accounting Change, net of tax                1.24          --
                                                               ---------     ---------
  Net Income (Loss) Attributable to Common Stockholders        $    1.10     $   (0.43)
                                                               =========     =========


Weighted Average Common Shares Outstanding (000):
  - Basic                                                         80,000        80,000
  - Diluted                                                       80,000        80,000


    Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of Texas Genco Holdings, Inc.